Exhibit 99.1

Liberty Global Reports Q1 2023 Results

Continued commercial momentum in Q1 across our FMC Champions, including a strong broadband performance in the U.K.

Announced intentions to buyout remaining Telenet stake and redomicile to Bermuda

Repurchased $330 million of stock through May 5th

On track for all full-year OpCo and Group guidance in 20231

Denver, Colorado: May 9, 2023
Liberty Global plc today announced its Q1 2023 financial results.
CEO Mike Fries stated, “Our Q1 performance demonstrates that the need for reliable high-quality connectivity remains strong across our footprint. This commercial momentum supports our commitment to investing in our market-leading fixed and mobile networks and driving product innovation to ensure an exceptional customer experience. While Q1 saw an anticipated step up in the impact of energy and labor costs on our core FMC businesses, we are taking reasonable price adjustments to sustain robust operating margins alongside digital initiatives and continued synergies. As a result, we are in a strong position to deliver for our shareholders in 2023, supported by our ample liquidity2 and our 10% minimum buyback commitment.

In Q1 we continued to grow our aggregate3 broadband and postpaid mobile base delivering 90,000 net new subscribers, supported by broadband additions in the U.K., Switzerland and Belgium as well as continuing positive postpaid mobile trends. On the financial front, we reported stable revenue growth with a diverse revenue mix at each operating company. Our Adjusted EBITDA trends were affected by the anticipated phasing that we flagged for investors in February related to the timing of price increases and cost inflation impacts. We recently announced a price rise at Sunrise in Switzerland and now have price increases planned in all our markets that will support Adjusted EBITDA through the rest of the year.

The first quarter was active on the strategic front. We announced our intention to buyout the remaining publicly traded stake in Telenet at a bid price of €22 per share, with unanimous support of Telenet’s management and its board of directors. This transaction offers an attractive premium for Telenet shareholders to monetize their investment. Additionally, we are proposing a change in the jurisdiction of our parent company from England & Wales to Bermuda. This would enable us to have U.S.-style governance that aligns with our U.S. listing and our largely U.S. shareholder base. The principal reason for the proposal is to facilitate future shareholder value creation by moving away from complex English corporate laws and into a jurisdiction that makes it substantially easier to facilitate future share buybacks and self-tender offers, spin-offs and split-offs and other similar transactions. Shareholder approval is required to effect the change, and we have filed a preliminary proxy statement describing the proposals in greater detail. This transaction is not tax driven, and if approved, the transaction will have no impact on the day-to-day operations or any of our commitments in the UK and the rest of Europe where we remain a substantial employer and service provider.

We are on track for all 2023 full-year guidance metrics at our operating companies and $1.6 billion of Distributable Cash Flow(i) at Liberty Global. This is supported by shareholder distributions from our joint ventures in the U.K. and the Netherlands and Adjusted Free Cash Flow from our consolidated operating companies in Switzerland and Belgium. Even after several investments in the quarter, our balance sheet remains strong with ~$4 billion of cash(ii) of which $2.8 billion is corporate cash(ii). We plan to replenish the spent cash throughout the year as we generate substantial Distributable Cash Flow from our OpCos and potentially benefit from certain asset sales from our Ventures portfolio. In addition, our stock continues to offer attractive value at current price levels. We have repurchased $330 million of stock year-to-date and will consider accelerating purchases through the balance of the year.”

(i)Quantitative reconciliations to cash flow from operating activities for our Distributable Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period. 2023 Distributable Cash Flow guidance reflects FX rates of EUR/USD 1.07, GBP/USD 1.21 and CHF/USD 1.08.
(ii)Including amounts held under separately managed accounts (SMAs).

Q1 Operating Company Highlights

(Consolidated)

Momentum in mobile continues, with strong postpaid mobile intake and stable revenues; Reiterating all 2023 financial guidance

Operating highlights: Sunrise is maintaining its commercial momentum despite continued headwinds in fixed as a result of the competitive landscape and the continued migration of UPC's legacy broadband base. Sunrise continued momentum in mobile postpaid additions, despite some increased seasonality after a strong Q4, achieving 36,100 mobile postpaid net adds in Q1. Sunrise also maintained positive broadband net adds of 7,200 in Q1 despite the ongoing phase out of the UPC brand, supported by improved churn trends and flanker brand sales. FMC penetration remains high at 58% across Sunrise’s broadband base.

Financial highlights: Revenue of $807.4 million in Q1 2023 decreased 1.7% YoY on both a reported and rebased4 basis. The rebased decrease was largely driven by a decline in fixed subscription revenue due to ARPU pressure on our main brand offerings that was only partially offset by strong trading momentum in yallo. Adjusted EBITDA decreased 9.6% on a reported basis and 9.2% on a rebased basis to $263.0 million in Q1 2023, including $4 million of costs to capture5. The rebased decline was largely driven by the impact of (i) consumer fixed ARPU decline and (ii) an increase in costs related to (a) marketing, (b) hardware, (c) programming phasing and (d) network and logistics, partially due to inflation. Adjusted EBITDA less P&E Additions of $114.0 million in Q1 decreased 19.4% YoY on a reported basis and 18.2% on a rebased basis, including $13 million of opex and capex costs to capture.

Telenet (Consolidated)

Continued FMC customer growth, while inflationary pressures resulted in a decrease in net profit and Adjusted EBITDAaL in Q1 2023; Reconfirming FY 2023 guidance

Operating highlights: Telenet added 13,100 mobile postpaid customers in Q1, driven by continued FMC growth and a strong performance at BASE. The broadband base modestly contracted by 1,800 RGUs in Q1, reflecting an intense competitive environment, and both video and fixed-line telephony RGUs continued to contract, mainly driven by macroeconomic trends and shifting consumer preferences. In addition, the NetCo agreement with Fluvius is now expected to close in summer 2023.

Financial highlights: Revenue of $754.5 million in Q1 2023 increased 4.2% YoY on a reported basis and 2.9% on a rebased basis. The increase in rebased revenue was primarily driven by (i) higher advertising and production revenue, (ii) an increase in B2B revenue and (iii) higher subscription revenue. Adjusted EBITDA decreased 10.4% on a reported basis and 4.0% on a rebased basis to $302.9 million in Q1. The rebased decrease was driven by an increase in operating expenses, including (a) higher staff-related expenses, (b) higher programming costs and (c) higher energy spend. Reported and rebased Adjusted EBITDA less P&E Additions decreased 27.7% and 20.0%, respectively, to $129.9 million in Q1.

(Non-consolidated Joint Venture)

VMO2 builds the foundations for growth in 2023 through integration and network evolution

Operating highlights: VMO2 remains focused on customer experience and continues to optimize the potential of its networks through Volt, its flagship converged offering. The fixed customer base grew by 20,900 net adds in Q1, supported by a reduced level of customer churn. Demand for fast and high-quality broadband continued, with Q1 broadband net adds of 28,800, while the average download speed across its broadband base increased 36% YoY to 315 Mbps, approximately 5x higher than the national average. During Q1, VMO2 built 108,000 FTTH premises, the majority of which were built for the nexfibre JV. In mobile, VMO2 reached 50% 5G coverage in more than 2,100 towns and cities and remains on track to deliver 5G services to more than 50% of the entire U.K. population this year.

Financial highlights (in U.S. GAAP)6: Revenue7 of $3,162.7 million in Q1 2023 decreased 6.9% YoY on a reported basis and 0.1% YoY on a rebased basis, primarily due to the net effect of (i) an increase in mobile revenue driven by higher handset revenue, (ii) a decrease in consumer fixed revenue and (iii) a decline in B2B fixed revenue due to lower installation revenue, with each revenue category as defined and reported by the VMO2 JV. Adjusted EBITDA7 decreased 26.5% YoY on a reported basis and 1.7% YoY on a rebased basis to $1,025.9 million, including $28 million of opex costs to capture, primarily due to the net effect of (a) increased energy costs and (b) the realization of synergies. Adjusted EBITDA less P&E Additions7 decreased 40.9% YoY on a reported basis and 18.1% YoY on a rebased basis to $435.3 million, including $58 million of opex and capex costs to capture.

For more information regarding the VMO2 JV, including full IFRS disclosures, please visit their investor relations page to access the Q1 earnings release.

(Non-consolidated Joint Venture)

Mobile and B2B Momentum; On Track to Deliver 2023 Guidance

Operating highlights: VodafoneZiggo continues to improve its commercial momentum, as FMC households8 grew by 6,400 in Q1 to over 1.5 million households, and FMC SIMs increased by 9,800 in Q1 to nearly 2.6 million, delivering significant Net Promoter Scores and customer loyalty benefits. Mobile postpaid SIMs grew 38,500 to nearly 5.2 million SIMs, while mobile postpaid ARPU declined 2.3% YoY, primarily driven by ARPU decline in B2B. Total internet RGUs declined by 8,500 in the quarter, as a 18,500 decline in Consumer RGUs was only partially offset by a 10,000 increase in B2B RGUs. Fixed ARPU declined 0.7% YoY.

Financial highlights: Revenue decreased 4.1% on a reported basis and increased 0.3% on a rebased basis to $1,083.4 million in Q1 The rebased increase was primarily driven by mobile growth that more than offset the effect of a lower B2C customer base. Adjusted EBITDA decreased 12.3% on a reported basis and 8.2% on a rebased basis to $471.5 million in Q1. The rebased decrease was primarily driven by higher energy, wage and site rental costs related to inflation. Reported and rebased Adjusted EBITDA less P&E Additions decreased 30.3% and 27.0%, respectively, to $221.1 million in Q1.

Q1 ESG Highlights

Our Environmental, Social and Governance (ESG) agenda continued to accelerate in the first quarter, through our focus to be an inclusive, sustainable and responsible company, across our organization and throughout our value chain. We are currently refreshing our group-wide Corporate Responsibility strategy to reflect the ambitions, developments and insights across our organization, aligning to our priorities across People, Planet, and Progress. We are building on our social and sustainability commitments and initiatives to reset our multi-year plan and targets in the areas we want to impact most.

In People, we will reflect our culture of Belonging (Diversity, Equity & Inclusivity) that empowers each of our colleagues to achieve their potential and bring their whole selves to work every day, creating inclusive connections so we can have a positive impact on each other and our communities. After setting our ambitions in 2022, by end of year we saw an increase in binary gender representation of women and an increase in the sense of belonging of all of our people, measured through our dedicated DE&I survey. All our leadership team has successfully completed our leadership DE&I masterclass about creating a consciously inclusive environment. We have trained all our employees on conscious inclusion, ensuring we all take accountability; created an inclusive hiring manager training for all our recruiters and hiring managers, ensuring inclusive hiring practices; and we continue to measure against our ambitions of increasing diverse representation and removing any potential bias from our processes and decision making, with business area specific actions and reporting. We have worked with our Employee Resource Groups (ERGs), that focus on gender, race and ethnicity, multigenerational, disability, neurodiversity, LGBTQIA+ and impact on environment & society to create educational, engaging moments for International Women’s Day, volunteering and cultural celebrations. To continue our learning journey, our Race and Ethnicity ERG has created a reverse mentoring program for senior leaders to be mentored by one of the committee members to increase understanding of the lived experiences of underrepresented ethnicity people within our company, and we held a psychological safety webinar as part of wellbeing week, with over 200 employees joining. We have continued to work with our DE&I council from across the Liberty Global group and share best practice and ideate on key areas of our global strategy. We will also be working across the group to create a greater impact on society through a joint approach, identifying gaps and creating meaningful action to reduce inequity in the communities that we operate in.

For Planet, we will build upon our goal to be carbon neutral across Scope 1 and 2 emissions by 2030, along with our priorities to procure 100% of our energy from renewable sources, and achieve energy efficiency across our fixed and mobile networks, as well as through the products we put in our customers’ homes.

Finally, in Progress, we will pursue opportunities to enhance our impact on social and sustainable issues across our supply chain, and as a founding member of the European Green Digital Coalition, even to industries beyond our own. Our operations continue to innovate and deliver on ESG matters. VodafoneZiggo recently published its first Integrated Annual Report which details the progress made across the company’s sustainability goals and advancing society, while also growing with customer needs and its financial performance. The approach reflects not only the importance VodafoneZiggo places on its ESG commitments, but sets these priorities firmly alongside business performance.

Liberty Global Consolidated Q1 Highlights
•Q1 revenue increased 0.8% YoY on a reported basis and 1.0% on a rebased basis to $1,868.4 million
•Q1 earnings (loss) from continuing operations decreased 166.3% YoY on a reported basis to ($713.5 million)
•Q1 Adjusted EBITDA decreased 8.7% YoY on a reported basis and 6.0% on a rebased basis to $624.5 million
•Q1 property & equipment additions were 20.9% of revenue, as compared to 20.6% in Q1 2022
•Balance sheet with $5.3 billion of total liquidity
◦Comprised of $1.4 billion of cash, $2.4 billion of investments held under SMAs and $1.5 billion of unused borrowing capacity9
•Blended, fully-swapped borrowing cost of 3.2% on a debt balance of $15.2 billion

Liberty Global (continuing operations, unless otherwise noted)	Q1 2023	Q1 2022	YoY Change (reported)	YoY Change (rebased)

Customers
Organic customer net losses	(16,500)	(3,900)	(323.1%)

Financial
(in millions, except percentages)
Revenue	$1,868.4	$1,853.3	0.8%	1.0%
Earnings (loss) from continuing operations	$(713.5)	$1,075.7	(166.3%)
Adjusted EBITDA	$624.5	$684.3	(8.7%)	(6.0%)
P&E additions	$389.9	$381.9	2.1%
Adjusted EBITDA less P&E Additions	$234.6	$302.4	(22.4%)	(19.0%)

Cash provided by operating activities	$307.8	$605.6	(49.2%)
Cash used by investing activities	$(1,423.2)	$(39.4)	(3,512.2%)
Cash provided (used) by financing activities	$813.8	$(655.7)	224.1%

Full Company[10] Adjusted FCF	$(178.4)	$137.2	(230.0%)
Full Company Distributable Cash Flow	$19.9	$137.2	(85.5%)

Customer Growth

	Three months ended
	March 31,
	2023	2022

Organic customer net additions (losses) by market
Switzerland	2,300	5,400
Belgium	(13,300)	(5,500)
Ireland	(2,500)	(1,400)
Slovakia	(1,200)	(2,400)
Luxembourg(i)	(1,800)	—
Total	(16,500)	(3,900)
______________________

(i)The 2023 amount relates to our business in Luxembourg as a result of Telenet's January 2023 acquisition of Eltrona.

Earnings (Loss) from Continuing Operations
Earnings (loss) from continuing operations was ($713.5 million) and $1,075.7 million for the three months ended March 31, 2023 and 2022, respectively.

Financial Highlights
The following tables present (i) Revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for each of our reportable segments, including the non-consolidated VMO2 JV and VodafoneZiggo JV, for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis. During the first quarter of 2023, we changed the terms related to, and approach to how we reflect the allocation of, charges for certain products and services that our centrally-managed technology and innovation function provides to our consolidated reportable segments (the Tech Framework). For additional information, see the Appendix. Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA less P&E Additions are non-GAAP measures. For additional information on how these measures are defined and why we believe they are meaningful, see the Glossary.

	Three months ended		Increase/(decrease)
	March 31,
Revenue	2023	2022(i)	Reported %	Rebased %
	in millions, except % amounts

Switzerland	$807.4	$821.4	(1.7)	(1.7)
Belgium	754.5	724.4	4.2	2.9
Ireland	123.0	127.8	(3.8)	0.7
Central and Other	244.5	241.4	1.3	5.7
Intersegment eliminations(ii)	(61.0)	(61.7)	N.M.	N.M.
Total	$1,868.4	$1,853.3	0.8	1.0

VMO2 JV(iii)	$3,162.7	$3,398.0	(6.9)	(0.1)
VodafoneZiggo JV(iii)	$1,083.4	$1,130.0	(4.1)	0.3
______________________

N.M. - Not Meaningful

(i)Amounts have been revised, as applicable, to reflect the retrospective impact of the Tech Framework, as described above and in the Appendix.
(ii)Amounts primarily relate to (i) the revenue recognized within our T&I Function related to the Tech Framework and (ii) for the three months ended March 31, 2022, transactions between our continuing and discontinued operations.
(iii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's revenue.

	Three months ended		Increase/(decrease)
	March 31,
Adjusted EBITDA	2023	2022(i)	Reported %	Rebased %
	in millions, except % amounts

Switzerland	$263.0	$290.8	(9.6)	(9.2)
Belgium	302.9	338.1	(10.4)	(4.0)
Ireland	41.5	47.1	(11.9)	(8.0)
Central and Other	32.1	24.8	29.4	11.5
Intersegment eliminations(ii)	(15.0)	(16.5)	N.M.	N.M.
Total	$624.5	$684.3	(8.7)	(6.0)

VMO2 JV(iii)	$1,025.9	$1,395.3	(26.5)	(1.7)
VodafoneZiggo JV(iii)	$471.5	$537.8	(12.3)	(8.2)
______________________

N.M. - Not Meaningful

(i)Amounts have been revised, as applicable, to reflect the retrospective impact of the Tech Framework, as described above and in the Appendix.
(ii)Amounts relate to (i) the Adjusted EBITDA impact to Central and Other of the value attributed to centrally-held internally developed technology that is embedded within our various CPE, as well as any applicable markup, and (ii) for three months ended March 31, 2022, transactions between our continuing and discontinued operations.
(iii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's Adjusted EBITDA.

	Three months ended		Increase/(decrease)
Adjusted EBITDA less P&E Additions	March 31,
	2023	2022(i)	Reported %	Rebased %
	in millions, except % amounts

Switzerland	$114.0	$141.5	(19.4)	(18.2)
Belgium	129.9	179.6	(27.7)	(20.0)
Ireland	8.4	17.9	(53.1)	(51.0)
Central and Other	(17.7)	(35.8)	50.6	37.8
Intersegment eliminations	—	(0.8)	N.M.	N.M.
Total	$234.6	$302.4	(22.4)	(19.0)

VMO2 JV(ii)	$435.3	$736.0	(40.9)	(18.1)
VodafoneZiggo JV(ii)	$221.1	$317.4	(30.3)	(27.0)
______________________

N.M. - Not Meaningful

(i)Amounts have been revised, as applicable, to reflect the retrospective impact of the Tech Framework, as described above and in the Appendix.
(ii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's Adjusted EBITDA less P&E Additions.

Leverage and Liquidity
•Total principal amount of debt and finance leases: $15.2 billion
•Average debt tenor: 5.6 years, with ~51% not due until 2029 or thereafter11
•Borrowing costs: Blended, fully-swapped cost of debt was 3.2%
•Liquidity: $5.3 billion, including (i) $1.4 billion of cash at March 31, 2023, (ii) $2.4 billion of investments held under SMAs and (iii) $1.5 billion of aggregate unused borrowing capacity under our credit facilities

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations regarding our and our businesses' financial performance, including Revenue and Distributable Cash Flow, as well as the 2023 financial guidance provided by us and our operating companies and joint ventures; expectations of any macroeconomic dynamics that may be beneficial or detrimental to the company; our intention to repurchase all the outstanding shares of Telenet that we do not already own, including the purchase price and the potential benefits to be derived therefrom; our proposed redomiciliation from the U.K. to Bermuda, including the anticipated benefits resulting from such a move as well as any impacts on our operations; our anticipated pricing adjustments in our various markets; the replenishment of our cash reserves; the potential sale of certain of our Ventures portfolio; the closing of the NetCo agreement between Telenet and Fluvius, as well as the expected timing thereof; our commitments and aspirations with respect to ESG, including our efforts to purchase renewable energy, reduce e-waste, pursue social impact opportunities and execute on our DE&I agenda; our share buyback program, and the anticipated number of shares to be repurchased in 2023; the strength of our and our affiliates' respective balance sheets (including cash and liquidity position); the tenor and cost of our third-party debt and anticipated borrowing capacity; anticipated distributions to be received from our subsidiaries and joint ventures and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ and joint ventures' services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of pandemics and epidemics on us and our businesses as well as our customers; the effects of changes in laws or regulations; the effects of the U.K.'s exit from the E.U.; general economic factors; our, our affiliates’ and our joint ventures' ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our, our affiliates’ and our joint ventures' ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our, our affiliates’ and our joint ventures' video services and the costs associated with such programming; our, our affiliates’ and our joint ventures' ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates and joint ventures to access the cash of their respective subsidiaries; the impact of our operating companies', affiliates’ and joint ventures' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our, our affiliates’ and our joint ventures' ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission (the "SEC"), including our most recently filed Form 10-K, Form 10-K/A and Form 10-Qs. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Share Repurchase Program
We previously announced that our Board of Directors authorized a share repurchase program whereby we have committed to repurchasing 10% of our outstanding shares in 2023. Under the program, Liberty Global may acquire from time to time its Class A ordinary shares, Class C ordinary shares, or any combination of Class A and Class C ordinary shares. The program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares pursuant to the program will depend on a variety of factors, including market conditions and applicable law. The program may be implemented in conjunction with brokers for the Company and other financial institutions with whom the Company has relationships within certain pre-set parameters, and purchases may continue during closed periods in accordance with applicable restrictions. The program may be suspended or discontinued at any time and will terminate upon repurchasing the authorized limits unless further repurchase authorization is provided for.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 86 million connections* across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the U.K., VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise in Switzerland, Virgin Media in Ireland and UPC in Slovakia. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7 billion, while the VMO2 JV and VodafoneZiggo JV generate combined annual revenue of more than $17 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies across content, technology and infrastructure, including strategic stakes in companies like Vodafone, ITV, Televisa Univision, Plume, AtlasEdge and the Formula E racing series.

*    Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile subscribers of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

**    Revenue figures above are provided based on full year 2022 Liberty Global consolidated results (excluding revenue from Poland) and the combined as reported full year 2022 results for the VodafoneZiggo JV and full year 2022 U.S. GAAP results for the VMO2 JV. For more information, please visit www.libertyglobal.com.

Investor Relations            Corporate Communications
Michael Bishop +44 20 8483 6246        Bill Myers +1 303 220 6686
Amy Ocen +1 303 784 4528        Matt Beake +44 20 8483 6428
Michael Khehra +44 78 9005 0979

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-Q.

Rebase Information
Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebase growth rates on a comparable basis for all businesses that we owned during 2023, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three months ended March 31, 2022 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions to the same extent these entities are included in our results for the three months ended March 31, 2023, (ii) exclude from our rebased amounts the revenue, Adjusted EBITDA and P&E additions of entities disposed of to the same extent these entities are excluded in our results for the three months ended March 31, 2023, (iii) include in our rebased amounts the revenue and costs for the temporary elements of transitional and other services provided to iliad, Vodafone, Deutsche Telekom and M7 Group, to reflect amounts related to these services equal to those included in our results for the three months ended March 31, 2023 and (iv) reflect the translation of our rebased amounts at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2023. We have reflected the revenue, Adjusted EBITDA and P&E additions of these acquired entities in our 2022 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebase growth percentages are not necessarily indicative of the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that will occur in the future. Investors should view rebase growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance included in our condensed consolidated statements of operations.

The following table provides adjustments made to the 2022 amounts (i) in aggregate for our consolidated reportable segments and (ii) for the non-consolidated VMO2 JV and VodafoneZiggo JV to derive our rebased growth rates:

	Three months ended March 31, 2022
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

Consolidated Liberty Global:
Acquisitions and dispositions(i)	$44.6	$(4.4)	$(10.8)
Foreign currency	(48.2)	(15.8)	(2.1)
Total	$(3.6)	$(20.2)	$(12.9)

VMO2 JV(ii):
Acquisitions and dispositions(iii)	$(34.3)	$(249.2)	$(249.2)
nexfibre construction revenue(iv)	122.4	12.4	12.4
nexfibre construction P&E additions(iv)	—	—	84.9
Foreign currency	(320.9)	(115.3)	(52.8)
Total	$(232.8)	$(352.1)	$(204.7)

VodafoneZiggo JV(ii):
Foreign currency	$(49.4)	$(24.0)	$(14.4)
______________________

(i)In addition to our acquisitions and dispositions, these rebase adjustments include amounts related to agreements to provide transitional and other services to iliad, Vodafone, Deutsche Telekom and M7 Group. These adjustments result in an equal amount of fees in both the 2023 and 2022 periods for those services that are deemed to be temporary in nature.
(ii)Amounts reflect 100% of the adjustments made related to the VMO2 JV's and the VodafoneZiggo JV's revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions, which we do not consolidate, as we hold a 50% noncontrolling interest in the VMO2 JV and the VodafoneZiggo JV.
(iii)Relates to the exclusion of certain handset securitization transactions in Q1 2022, including approximately £32 million ($44 million at the applicable rate) of revenue and £174 million ($233 million at the applicable rate) of Adjusted EBITDA related to restructuring of the legacy O2 securitization structure.
(iv)Relates to the VMO2 JV's construction agreement with the nexfibre JV. Amounts exclude adjustments for other service-related benefits attributable to the overall agreement between the VMO2 JV and the nexfibre JV.

Liquidity
The following table(i) details the U.S. dollar equivalents of our liquidity position at March 31, 2023, which includes our (i) cash and cash equivalents, (ii) investments held under SMAs and (iii) unused borrowing capacity:

	Cash		Unused
	and Cash		Borrowing	Total
	Equivalents	SMAs(ii)	Capacity(iii)	Liquidity
	in millions

Liberty Global and unrestricted subsidiaries	$339.5	$2,410.0	$—	$2,749.5
Telenet	1,100.6	—	603.3	1,703.9
UPC Holding	5.8	—	775.4	781.2
VM Ireland	0.3	—	108.7	109.0
Total	$1,446.2	$2,410.0	$1,487.4	$5,343.6
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Represents investments held under SMAs which are maintained by investment managers acting as agents on our behalf.
(iii)Our aggregate unused borrowing capacity of $1.5 billion represents maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing.

Summary of Debt & Finance Lease Obligations
The following table(i) details the March 31, 2023 U.S. dollar equivalents of the (i) outstanding principal amount of our debt and finance lease obligations, (ii) expected principal related derivative cash payments or receipts and (iii) swapped principal amount of our debt and finance lease obligations:

		Finance	Total Debt	Principal Related	Swapped Debt
		Lease	& Finance Lease	Derivative	& Finance Lease
	Debt(ii)	Obligations	Obligations	Cash Payments	Obligations
	in millions

UPC Holding	$6,347.0	$22.1	$6,369.1	$252.2	$6,621.3
Telenet	6,024.8	394.5	6,419.3	(116.3)	6,303.0
VM Ireland	978.3	—	978.3	—	978.3
Other(iii)	1,408.6	34.2	1,442.8	—	1,442.8
Total	$14,758.7	$450.8	$15,209.5	$135.9	$15,345.4
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Debt amounts for UPC Holding include notes issued by special purpose entities that are consolidated by UPC Holding.
(iii)Debt amount includes a loan of $1,367.4 million backed by the shares we hold in Vodafone Group plc.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of property and equipment additions of our continuing operations for the indicated periods and reconciles those additions to the capital expenditures of our continuing operations that are presented in the condensed consolidated statements of cash flows in our 10-Q.

	Three months ended
	March 31,
	2023	2022
	in millions, except % amounts

Customer premises equipment	$69.3	$71.2
New build & upgrade	28.1	22.8
Capacity	56.0	43.8
Baseline	137.0	134.8
Product & enablers	99.5	109.3
Total P&E additions	389.9	381.9
Reconciliation of P&E additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(42.3)	(66.7)
Assets acquired under finance leases	(7.3)	(8.7)
Changes in current liabilities related to capital expenditures	36.9	66.3
Total capital expenditures, net(ii)	$377.2	$372.8

P&E additions as % of revenue	20.9%	20.6%
______________________

(i)Amounts exclude related VAT of $6.7 million and $6.6 million for the three months ended March 31, 2023 and 2022, respectively, that were also financed under these arrangements.
(ii)The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

ARPU per Fixed Customer Relationship
The following table provides ARPU per fixed customer relationship and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Fixed Customer Relationship
	Three months ended March 31,		Increase/(decrease)
	2023	2022	Reported %	Rebased %

Liberty Global	$63.80	$66.47	(4.0%)	(0.6%)
Ireland	€61.70	€61.02	1.1%	1.1%
Belgium (Telenet)	€59.40	€58.75	1.1%	2.0%
UPC Holding	€59.13	€59.28	(0.3%)	(3.8%)

Mobile ARPU
The following tables provide ARPU per mobile subscriber and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended March 31,		Decrease
	2023	2022	Reported %	Rebased %

Liberty Global:
Including interconnect revenue	$25.91	$26.81	(3.4%)	(1.6%)
Excluding interconnect revenue	$23.68	$24.10	(1.7%)	(0.1%)

	Operating Data — March 31, 2023
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(i)	Video Subscribers (ii)	Telephony Subscribers(iii)	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(iv)

Consolidated Liberty Global:
Switzerland(v)	2,675,900	1,499,400	1,190,600	1,239,600	989,600	3,419,800	2,362,300	2,790,600
Belgium	3,443,700	2,004,400	1,737,500	1,684,000	992,700	4,414,200	2,682,400	2,943,000
Ireland	967,500	418,600	381,100	251,800	246,100	879,000	143,000	143,000
Slovakia	638,600	181,200	146,100	164,300	88,900	399,300	—	—
Luxembourg(vi)	146,500	49,900	16,600	43,800	8,500	68,900	2,400	2,400
Total Liberty Global	7,872,200	4,153,500	3,471,900	3,383,500	2,325,800	9,181,200	5,190,100	5,879,000

VMO2 JV	16,171,400	5,816,400	5,682,600			13,003,500	16,066,700	34,081,600
VodafoneZiggo JV(vii)	7,380,100	3,672,700	3,298,500	3,644,600	1,710,300	8,653,400	5,195,400	5,559,500

	Subscriber Variance Table — March 31, 2023 vs. December 31, 2022
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(ii)	Video Subscribers(i)	Telephony Subscribers(iii)	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(iv)

Organic Change Summary

Consolidated Liberty Global:
Switzerland(v)	4,400	2,300	7,200	(5,600)	(13,700)	(12,100)	36,100	24,400
Belgium	7,000	(13,300)	(2,100)	(19,600)	(19,700)	(41,400)	13,100	2,700
Ireland	2,500	(2,500)	(1,500)	(8,900)	(6,100)	(16,500)	(800)	(800)
Slovakia	700	(1,200)	(300)	(600)	(500)	(1,400)	—	—
Luxembourg(vi)	500	(1,800)	300	(2,200)	100	(1,800)	—	—
Total Liberty Global	15,100	(16,500)	3,600	(36,900)	(39,900)	(73,200)	48,400	26,300

Q1 2023 Liberty Global Adjustments:
Switzerland	157,700	26,200	—	28,700	—	28,700	—	—
Belgium	—	8,900	8,900	8,900	—	17,800	—	—
Luxembourg(vi)	146,000	51,700	16,300	46,000	8,400	70,700	2,400	2,400
Total adjustments	303,700	86,800	25,200	83,600	8,400	117,200	2,400	2,400

VMO2 JV	26,800	20,900	28,800			(40,000)	(20,900)	250,200
VodafoneZiggo JV(vii)	6,800	(3,500)	(8,500)	(20,100)	(76,300)	(104,900)	38,500	31,900

Footnotes for Operating Data and Subscriber Variance Tables

(i)In Switzerland, we offer a 10 Mbps internet service to our Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include approximately 44,800 subscribers who have requested and received this service.
(ii)We have approximately 30,700 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video service, with only a few channels.
(iii)In Switzerland, we offer a basic phone service to our Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include approximately 176,400 subscribers who have requested and received this service.
(iv)In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of March 31, 2023, our mobile subscriber count included approximately 428,300, 260,600, 7,814,200 and 364,100 prepaid mobile subscribers in Switzerland, Belgium, the VMO2 JV and the VodafoneZiggo JV, respectively. Prepaid mobile customers are excluded from the VMO2 JV's and the VodafoneZiggo JV's mobile subscriber counts after a period of inactivity of three months and nine months, respectively. The mobile subscriber count for the VMO2 JV includes IoT connections, which are Machine-to-Machine contract mobile connections, including Smart Metering contract connections. The mobile subscriber count presented above for the VMO2 JV excludes wholesale mobile connections of approximately 10,865,300 that are included in the total mobile subscriber count as defined and presented by the VMO2 JV.
(v)Pursuant to service agreements, Switzerland offers broadband internet, video and telephony services over networks owned by third-party operators (“partner networks”), and following the acquisition of Sunrise, also services homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities. Under these agreements, RGUs are only recognized if there is a direct billing relationship with the customer. Homes passed or serviceable through the above service agreements are not included in Switzerland's homes passed count as we do not own these networks. Including these arrangements, our operations in Switzerland have the ability to offer fixed services to the national footprint.
(vi)Relates to our business in Luxembourg as a result of Telenet's January 2023 acquisition of Eltrona.
(vii)Fixed subscriber counts for the VodafoneZiggo JV include B2B subscribers.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide broadband internet, telephony, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with internet, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Belgium, Telenet leases a portion of its network under a long-term finance lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes
12023 Distributable Cash Flow guidance reflects FX rates of EUR/USD 1.07, GBP/USD 1.21, CHF/USD 1.08.
2Liquidity refers to cash and cash equivalents and investments held under separately managed accounts plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations or other conditions precedent to borrowing.
3Represents aggregate consolidated and 50% owned non-consolidated VMO2 JV and VodafoneZiggo JV homes passed, broadband subscribers and postpaid mobile subscribers, as applicable. Aggregate subscribers also includes certain B2B fixed subscribers of the VodafoneZiggo JV.
4The indicated growth rates are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. Please see Rebase Information for information on rebased growth.
5Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
6This release includes the actual U.S. GAAP results for the VMO2 JV for the three months ended March 31, 2023 and 2022. The commentary and YoY growth rates presented in this release are shown on a rebased basis. For more information regarding the VMO2 JV, including full IFRS disclosures, please visit their investor relations page to access the VMO2 JV's Q1 earnings release.
7The U.S. GAAP YoY growth rates for the VMO2 JV are impacted by rebase adjustments and recurring U.S. GAAP to IFRS accounting differences, as further described and reconciled below.

	Three months ended March 31,
	2023	2022
	in millions

Revenue:
U.S. GAAP revenue	$3,162.7	$3,398.0
Rebase adjustments(i)	3.9	88.1
U.S. GAAP rebased revenue	3,166.6	3,486.1
U.S. GAAP/IFRS adjustments	—	—
IFRS rebased revenue	$3,166.6	$3,486.1

Adjusted EBITDA:
U.S. GAAP Adjusted EBITDA	$1,025.9	$1,395.3
Rebase adjustments(ii)	2.0	(236.8)
U.S. GAAP rebased Adjusted EBITDA	1,027.9	1,158.5
U.S. GAAP/IFRS adjustments(iv)	101.8	91.6
IFRS rebased Adjusted EBITDA (including costs to capture)	$1,129.7	$1,250.1

Property & equipment additions:
U.S. GAAP P&E additions	$590.6	$659.3
Rebase adjustments(iii)	—	(84.9)
U.S. GAAP rebased P&E additions	590.6	574.4
U.S. GAAP/IFRS adjustments(iv)	59.1	63.0
IFRS rebased P&E additions (including costs to capture)	$649.7	$637.4

Adjusted EBITDA less P&E additions:
U.S. GAAP Adjusted EBITDA less P&E additions	$435.3	$736.0
Rebase adjustments(ii)(iii)	2.0	(151.9)
U.S. GAAP rebased Adjusted EBITDA less P&E additions	437.3	584.1
U.S. GAAP/IFRS adjustments(iv)	42.7	28.6
IFRS rebased Adjusted EBITDA less P&E additions (including costs to capture)	$480.0	$612.7
______________________

(i)Revenue rebase adjustments relate to (i) for 2022, the VMO2 JV's construction agreement with the nexfibre JV of approximately $122 million, (ii) the exclusion of certain handset securitization transactions in Q1 2022 of approximately $44 million related to restructuring of the legacy O2 securitization structure and (iii) certain transaction adjustments made to reflect the JV's new basis of accounting, which reverse the effect of the write-off of deferred revenue.

(ii)Adjusted EBITDA rebase adjustments relate to (i) the exclusion of certain handset securitization transactions in Q1 2022 of approximately $233 million related to restructuring of the legacy O2 securitization structure, (ii) for 2022, the VMO2 JV's construction agreement with the nexfibre JV of approximately $12 million and (iii) certain transaction adjustments made to reflect the JV's new basis of accounting, which reverse the effect of the write-off of deferred commissions, install costs and deferred revenue.
(iii)P&E rebase adjustments for 2022 relate to the VMO2 JV's construction agreement with the nexfibre JV of approximately $85 million.
(iv)U.S. GAAP/IFRS differences primarily relate to (i) the VMO2 JV's investment in CTIL and (ii) lease accounting.
8Converged households or converged SIMs represent customers in either our Consumer or SOHO segment that subscribe to both a fixed-line digital TV and an internet service and Vodafone and/or hollandsnieuwe postpaid mobile telephony service.
9Our aggregate unused borrowing capacity of $1.5 billion represents the maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant March 31, 2023 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that (i) the full €713.4 million ($775.4 million) of borrowing capacity will be available under the UPC Holding Bank Facility, (ii) the full €555.0 million ($603.3 million) of borrowing capacity will be available under the Telenet Credit Facility and (iii) the full €100.0 million ($108.7 million) of borrowing capacity will be available under the VM Ireland Credit Facility. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to March 31, 2023.
10The term "Full Company" includes certain amounts that were classified as discontinued operations prior to disposal. We also present Full Company Adjusted Free Cash Flow and Full Company Distributable Cash Flow, consistent with the basis for our full year 2023 Distributable Cash Flow guidance.
11For purposes of calculating our average tenor, total third-party debt excludes vendor financing, certain debt obligations that we assumed in connection with various acquisitions, and liabilities related to Telenet's acquisition of mobile spectrum licenses. The percentage of debt not due until 2029 or thereafter includes all of these amounts.

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair values of certain investments, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less property and equipment additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•P&E Additions: Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions. A reconciliation of earnings (loss) from continuing operations to Adjusted EBITDA and Adjusted EBITDA less P&E Additions is presented in the following table:

	Three months ended
	March 31,
	2023	2022
	in millions

Earnings (loss) from continuing operations	$(713.5)	$1,075.7
Income tax expense	12.5	81.2
Other income, net	(43.9)	(11.9)
Share of results of affiliates, net	238.6	(230.5)
Realized and unrealized losses due to changes in fair values of certain investments, net	5.5	93.4
Foreign currency transaction losses (gains), net	302.9	(575.0)
Realized and unrealized losses (gains) on derivative instruments, net	34.4	(508.3)
Interest expense	200.9	134.2
Operating income	37.4	58.8
Impairment, restructuring and other operating items, net	16.4	9.4
Depreciation and amortization	526.9	564.7
Share-based compensation expense	43.8	51.4
Adjusted EBITDA	624.5	684.3
Property and equipment additions	(389.9)	(381.9)
Adjusted EBITDA less P&E Additions	$234.6	$302.4

Adjusted EBITDA after leases (Adjusted EBITDAaL): We define Adjusted EBITDAaL as Adjusted EBITDA as further adjusted to include finance lease related depreciation and interest expense. Our internal decision makers believe Adjusted EBITDAaL is a meaningful measure because it represents a transparent view of our recurring operating performance that includes recurring lease expenses necessary to operate our business. We believe Adjusted EBITDAaL, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDAaL should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

Adjusted Free Cash Flow (Adjusted FCF) & Distributable Cash Flow:

•Adjusted FCF: We define Adjusted FCF as net cash provided by the operating activities of our continuing operations, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available), each as reported in our condensed consolidated statements of cash flows with each item excluding any cash provided or used by our discontinued operations. Net cash provided by operating activities includes cash paid for third-party costs directly associated with successful and unsuccessful acquisition and dispositions of $11.6 million and $13.4 million during the three months ended March 31, 2023 and 2022, respectively.

•Distributable Cash Flow: We define Distributable Cash Flow as Adjusted FCF plus any dividends received from our equity affiliates that are funded by activities outside of their normal course of operations, including, for example, those funded by recapitalizations (referred to as “Other Affiliate Dividends”).

We believe our presentation of Adjusted FCF and Distributable Cash Flow, each of which is a non-GAAP measure, provides useful information to our investors because these measures can be used to gauge our ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to our working capital activities and expenses that are capital in nature, whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted FCF and Distributable Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted FCF and Distributable Cash Flow as supplements to, and not substitutes for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows. Further, our Adjusted FCF and Distributable Cash Flow may differ from how other companies define and apply their definition of Adjusted FCF or other similar measures. Consistent with the basis for our full year 2023 Distributable Cash Flow guidance, the following table provides a reconciliation of our Full Company net cash provided by operating activities to Full Company Adjusted FCF and Full Company Distributable Cash Flow for the indicated periods.

	Three months ended
	March 31,
	2023	2022
	in millions

Net cash provided by operating activities	$307.8	$656.7
Operating-related vendor financing additions(i)	141.4	140.2
Cash capital expenditures, net	(377.2)	(388.6)
Principal payments on operating-related vendor financing	(143.5)	(211.7)
Principal payments on capital-related vendor financing	(104.5)	(41.4)
Principal payments on finance leases	(2.4)	(18.0)
Full Company Adjusted FCF	(178.4)	137.2
Other affiliate dividends	198.3	—
Full Company Distributable Cash Flow	$19.9	$137.2
_______________

(i)For purposes of our condensed consolidated statements of cash flows, operating-related vendor financing additions represent operating-related expenses financed by an intermediary that are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we (i) add in the constructive financing cash inflow when the intermediary settles the liability with the vendor as our actual net cash available at that time is not affected and (ii) subsequently deduct the related financing cash outflow when we actually pay the financing intermediary, reflecting the actual reduction to our cash available to service debt or fund new investment opportunities.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.
ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended, fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Debt and Net Debt Ratios: Our debt and net debt ratios, which are non-GAAP metrics, are defined as total debt and net debt, respectively, divided by reported net loss for the last twelve months (reported LTM net loss) and Adjusted EBITDA for the last twelve months (LTM Adjusted EBITDA). Net debt is defined as total debt less cash and cash equivalents and investments held under SMAs. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements. The following table details the calculation of our debt and net debt to reported LTM net loss and LTM Adjusted EBITDA ratios as of and for the twelve months ended March 31, 2023 (in millions, except ratios):

Reconciliation of reported LTM net loss to LTM Adjusted EBITDA:
Reported LTM net loss	$(683.9)
Income tax expense	250.2
Other income, net	(166.4)
Gain on Telenet Tower Sale	(700.5)
Share of results of affiliates, net	1,736.9
Gain on debt extinguishment, net	(2.8)
Realized and unrealized loss due to changes in fair values of certain investments, net	214.0
Foreign currency transaction gain, net	(529.3)
Realized and unrealized gain on derivative instruments, net	(648.8)
Interest expense	656.0
Operating income	125.4
Impairment, restructuring and other operating items, net	92.1
Depreciation and amortization	2,133.6
Share-based compensation expense	182.3
LTM Adjusted EBITDA	$2,533.4

Debt to reported LTM net loss and LTM Adjusted EBITDA:
Debt and finance lease obligations before deferred financing costs, discounts and premiums	$15,209.5
Principal related projected derivative cash receipts	135.9
Vodafone Collar Loan	(1,367.4)
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$13,978.0

Reported LTM net loss	$(683.9)
Debt to reported LTM net loss ratio	(20.4)

LTM Adjusted EBITDA	$2,533.4
Debt to LTM Adjusted EBITDA ratio	5.5

Net Debt to reported LTM net loss and LTM Adjusted EBITDA:
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$13,978.0
Cash and cash equivalents and investments held under SMAs	(3,856.2)
Adjusted net debt and finance lease obligations before deferred financing costs, discounts and premiums	$10,121.8

Reported LTM net loss	$(683.9)
Net debt to reported LTM net loss ratio	(14.8)

LTM Adjusted EBITDA	$2,533.4
Net debt to LTM Adjusted EBITDA ratio	4.0

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning Premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to the VMO2 JV's networks in the U.K. and Ireland as a part of the Project Lightning network extension program. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately an Internet Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband internet service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Internet, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled internet, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.

Appendix - Supplemental Tech Framework Information

During the first quarter of 2023, we changed the terms related to, and approach to how we reflect the allocation of, charges for certain products and services that our centrally-managed technology and innovation function (our T&I Function) provide to our consolidated reportable segments (the Tech Framework). These products and services include CPE hardware and related essential software, maintenance, hosting and other services. As a result, our consolidated reportable segments now capitalize the combined cost of the CPE hardware and essential software as property and equipment additions. The other services, including maintenance and hosting, continue to be reported as operating costs in the period incurred (included in our Adjusted EBITDA). The corresponding amounts charged by our T&I Function are reflected as revenue when earned. The new Tech Framework is a result of internal changes with respect to the way in which our chief operating decision maker evaluates the revenue, Adjusted EBITDA and property and equipment additions of our consolidated reportable segments. Segment information has been revised, as applicable, to reflect these changes. The following table provides a summary of the impact on the revenue, Adjusted EBITDA and property and equipment additions of our consolidated reportable segments and Central and Other.

	Three months ended March 31,
	2023	2022
	in millions

Increase (decrease) to revenue(i):
Central and Other	$57.4	$60.0
Intersegment eliminations	(57.4)	(60.0)
Total	$—	$—

Increase (decrease) to Adjusted EBITDA(ii):
Switzerland	$(15.7)	$(10.4)
Belgium	(2.2)	(2.3)
Ireland	(5.9)	(3.8)
Central and Other	38.8	32.2
Intersegment eliminations	(15.0)	(15.7)
Total	$—	$—

Increase (decrease) to property and equipment additions(iii):
Switzerland	$5.5	$5.8
Belgium	6.9	7.2
Ireland	2.6	2.7
Central and Other	—	—
Intersegment eliminations	(15.0)	(15.7)
Total	$—	$—
______________________

(i)Amounts reflect the revenue recognized within our T&I Function, as well as any applicable markup related to the Tech Framework.
(ii)Amounts reflect the charge to each respective consolidated reportable segment related to the service and maintenance component of the Tech Framework and additionally, for Central and Other, the Adjusted EBITDA impact of the value attributed to centrally-held internally developed technology that is embedded within our various CPE, as well as any applicable markup.
(iii)Amounts reflect the charge to each respective consolidated reportable segment related to the value attributed to centrally-held internally developed technology that is embedded within our various CPE, as well as any applicable markup.

Appendix - Supplemental Adjusted EBITDAaL Information

The following table presents (i) Adjusted EBITDA, (ii) finance lease-related depreciation and interest expense adjustments, (iii) Adjusted EBITDAaL and (iv) the percentage change from period to period for Adjusted EBITDA and Adjusted EBITDAaL on both a reported and rebased basis for each of our reportable segments.

	Three months ended		Increase/(decrease)
	March 31,
	2023	2022(i)	Reported %	Rebased %
	in millions, except % amounts

Adjusted EBITDA:
Switzerland	$263.0	$290.8	(9.6)	(9.2)
Belgium	302.9	338.1	(10.4)	(4.0)
Ireland	41.5	47.1	(11.9)	(8.0)
Central and Other	32.1	24.8	29.4	11.5
Intersegment eliminations(ii)	(15.0)	(16.5)	N.M.	N.M.
Total Adjusted EBITDA	$624.5	$684.3	(8.7)	(6.0)

VMO2 JV(iii)	$1,025.9	$1,395.3	(26.5)	(1.7)
VodafoneZiggo JV(iii)	$471.5	$537.8	(12.3)	(8.2)

Finance lease adjustments:
Switzerland	$(1.2)	$(0.8)
Belgium	(20.3)	(20.2)
Central and Other	(2.0)	(2.0)
Total finance lease adjustments	$(23.5)	$(23.0)

VMO2 JV(iii)	$(2.1)	$(2.4)
VodafoneZiggo JV(iii)	$(2.4)	$(2.5)

Adjusted EBITDAaL:
Switzerland	$261.8	$290.0	(9.7)	(9.2)
Belgium	282.6	317.9	(11.1)	(4.3)
Ireland	41.5	47.1	(11.9)	(8.0)
Central and Other	30.1	22.8	32.0	12.1
Intersegment eliminations(ii)	(15.0)	(16.5)	N.M.	N.M.
Total Adjusted EBITDAaL	$601.0	$661.3	(9.1)	(6.2)

VMO2 JV(iii)	$1,023.8	$1,392.9	(26.5)	(11.4)
VodafoneZiggo JV(iii)	$469.1	$535.3	(12.4)	(8.2)
______________________
N.M. - Not Meaningful

(i)Amounts have been revised, as applicable, to reflect the retrospective impact of the Tech Framework, as described above.
(ii)Amounts relate to (a) the Adjusted EBITDA impact to Central and Other of the value attributed to centrally-held internally developed technology that is embedded within our various CPE, as well as any applicable markup, and (b) for three months ended March 31, 2022, transactions between our continuing and discontinued operations.
(iii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV.